Exhibit 99

Contacts:
Investors	Bradley D. Lehan
(904) 819-2128
Media	Husein A. Cumber
(904) 826-2280

FLORIDA EAST COAST INDUSTRIES COMPLETES NEW

$150 MILLION BANK CREDIT FACILITY

ST. AUGUSTINE, FL, February 24, 2005—Florida East Coast Industries, Inc. (NYSE: FLA) (“the Company”) announced today that it has entered into a new five-year, $150 million unsecured revolving credit facility, which replaces a $200 million revolving credit facility, which had no outstanding commitments and was set to expire on March 31, 2005. At the Company’s discretion and subject to certain conditions contained in the agreement, the Company may increase the aggregate revolving commitments by up to $100 million. Bank of America, N.A. acted as the Lead Arranger and Administrative Agent for the new credit facility, while both Wachovia National Bank, N.A. and SunTrust Bank acted as Co-Syndication Agents and LaSalle Bank, N.A. acted as Documentation Agent.

The new revolving credit agreement provides a more favorable interest rate and terms than the previous facility. Under the new credit facility the Company will pay quarterly commitment fees, as applicable under the agreement, at a rate of 12.5 – 25.0 basis points. Borrowings under the credit agreement bear interest at a spread of 50 – 112.5 basis points plus a LIBOR Index. Currently, the commitment fee is 12.5 basis points and any borrowings will be at LIBOR plus 50 basis points.

“This credit facility provides us with liquidity and increased financial flexibility in support of our long-term growth strategy and will allow us to take advantage of future opportunities,” said Robert W. Anestis, Chairman, President and Chief Executive Officer. “We are especially pleased with the confidence that our bankers have shown in the financial strength and business strategy of the Company.”

About Florida East Coast Industries, Inc.

Florida East Coast Industries, Inc., headquartered in St. Augustine, FL, conducts operations through two wholly owned subsidiaries, Flagler Development Company (Flagler) and Florida East Coast Railway, L.L.C. (FECR). Flagler owns, leases and manages 6.7 million square feet of Class-A office and industrial space, as well as 805,000 square feet under construction and in lease up phase, and owns approximately 740 acres of entitled land and approximately 2,000 acres of additional Florida properties. FECR is a regional freight railroad that operates 351 miles of main line track from Jacksonville to Miami and provides intermodal drayage services at terminals located in Atlanta, Jacksonville and Miami. For more information, visit the Company’s Web site at http://www.feci.com.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include the Company’s present expectations or beliefs concerning future events. These statements may be identified by the use of words like “plan,” “expect,” “aim,” “believe,” “project,” “anticipate,” “intend,” “estimate,” “will,” “should,” “could,” “may,” and other expressions that indicate future events and trends. The Company cautions that such statements are necessarily based on certain assumptions, which are subject to risks and uncertainties that could cause actual results to materially differ from those contained in these forward-looking statements. Important factors that could cause such differences include, but are not limited to, the changing general economic, business, competitive, regulatory and market conditions (particularly in the state of Florida, the southeast US and the Caribbean) and other risks inherent in the real estate and other businesses of the Company. Further information on these and other risk factors is included in the Company’s filings with the Securities and Exchange Commission, including the Company’s most recently filed Forms 10-K and 10-Q. The Company assumes no obligation to update the information contained in this news release, which speaks only as of its date.